Exhibit 99.1

Bellicum Pharmaceuticals Reports Second Quarter 2018 Financial Results

Management to host conference call and webcast today at 5 p.m. Eastern

HOUSTON, TX-August 7, 2018-Bellicum Pharmaceuticals, Inc. (NASDAQ:BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today reported financial results for the second quarter ended June 30, 2018, and provided an update on recent developments.
“We made substantial progress during the second quarter, with key data readouts expected later in 2018,” said Bellicum’s President & CEO Rick Fair. “Registration studies with our polyclonal allogeneic cell therapy, BPX-501, are on track and we expect to file MAAs in the European Union in 2019. In anticipation of these filings, we have begun to staff a European organization and initiate pre-launch activities. In addition, based on the encouraging results to date in pediatric leukemias, we are advancing plans to expand the BPX-501 opportunity with a late-stage trial in adult AML patients.”
Continued Mr. Fair: “The Phase 1 study of our lead GoCAR-T program, BPX-601, continues to enroll and we plan to report initial results before the end of 2018. We are also hard at work preparing IND/IMPD regulatory submissions for two new dual-switch GoCAR-T programs we expect to enter the clinic in 2019.”
PROGRAM HIGHLIGHTS AND CURRENT UPDATES
Registration Studies on Track in Europe with BPX-501
Prospective enrollment was completed in the BP-004 and C-004 pediatric trials in patients with leukemias, lymphomas, and inherited blood disorders. These trials will serve as the basis for the planned 2019 European MAA regulatory filings. During the 23rd Congress of the European Hematology Association (EHA) in June, Bellicum reported compelling interim data from BP-004:

Indication	Pediatric Acute Myeloid Leukemia (n=38)	Primary Immune Deficiencies (n=59)
Median Follow-Up (Months)	15.5 (1.2-38.0)	17.6 (1.1-41.2)
Relapse-Free / Disease-Free Survival	89.3%	87.6%
Overall Survival	94.5%	87.6%
Acute GvHD (Grade III-IV)	0.0%	1.8%
Chronic GvHD	3.0%	3.0%
GvHD Response Rate to Rimiducid	80%	83%

Additional interim results from both the BP-004 and the C-004 clinical trials will be presented at a medical conference later this year, with final results expected in early 2019. Bellicum also continues to advance its plans to initiate a late-stage trial of BPX-501 in adult AML patients by the end of the year.

Commercial Planning Activities Underway in Europe for BPX-501
Bellicum named Thierry Darcis, M.D., M.B.A., as General Manager of Europe to lead commercialization plans for BPX-501. Dr. Darcis has extensive experience launching orphan products in Europe and has led

Exhibit 99.1

commercial teams that supported successful product introductions for ViroPharma and NPS Pharmaceuticals. He also held leadership roles with Zogenix, Novartis Vaccines and GlaxoSmithKline.

BPX-601 and BPX-701 Trials Advancing
BPX-601 is Bellicum’s first GoCAR-T™ product candidate and is the first controllable CAR-T cell to enter clinical trials. The Company expects to report preliminary findings from the Phase 1 dose-escalation safety study of BPX-601 in adults with nonresectable pancreatic cancer who test positive for prostate stem cell antigen (PSCA) later this year, and is currently implementing an amendment to expand the study to gastric and prostate cancer patients. A Phase 1 study of BPX-701 continues to screen patients, and additional clinical sites are being added to the trial to accelerate enrollment.

Conference Call and Webcast
Bellicum management will host a webcast and conference call at 5:00 p.m. Eastern today to discuss the financial results and provide a corporate update. To access the call, participants should dial 877-407-3103 (domestic) and 201-493-6791 (international) at least 10 minutes prior to the start of the call. The event will be webcast live and can also be accessed in the Investors & Media section of bellicum.com. An archived version of the webcast will also be available for replay in the Investors & Media section of the Bellicum website for at least two weeks following the call.

Second Quarter 2018 Financial Results

Bellicum reported a net loss of $24.2 million for the second quarter of 2018 and $47.0 million for the six months ended June 30, 2018, respectively, compared to a net loss of $24.5 million and $46.4 million for the comparable periods of 2017. The results included non-cash, share-based compensation charges of $3.6 million and $7.2 million for the second quarter and six months ended June 30, 2018, and $3.2 million and $6.6 million for the comparable periods in 2017.

As of June 30, 2018, cash, restricted cash and investments totaled $135.3 million. Based on current operating plans, Bellicum continues to expect that current cash resources will be sufficient to meet operating requirements through 2019.

Research and development expenses were $18.4 million and $34.9 million, for the three and six months ended June 30, 2018, respectively, compared to $18.0 million and $33.3 million during the comparable periods in 2017.

General and administrative expenses were $5.4 million and $11.1 million for the three and six months ended June 30, 2018, respectively, compared to $5.5 million and $11.4 million during the comparable periods in 2017.

At June 30, 2018, Bellicum had 43,346,220 shares of common stock outstanding.

About BPX-501
BPX-501 is an adjunct T cell therapy administered after allogeneic HSCT, comprising genetically modified donor T cells incorporating Bellicum’s CaspaCIDe® safety switch. It is designed to provide a safety net to eliminate alloreactive BPX-501 T cells (via administration of activator agent rimiducid) should uncontrollable GvHD or other T-cell mediated transplant complications occur. This may enable physicians to more safely perform stem cell transplants by administering BPX-501 engineered T cells to speed immune reconstitution, provide control over viral infections, and enhance graft-versus-leukemic activity while minimizing GvHD side effects.

About BPX-601
BPX-601 is a GoCAR-T™ product candidate containing Bellicum’s proprietary inducible MyD88/CD40, or iMC, activation switch, designed to treat solid tumors expressing prostate stem cell antigen, or PSCA. Preclinical data show enhanced T cell proliferation, persistence and in vivo anti-tumor activity compared to

Exhibit 99.1

traditional CAR-T therapies. In addition to pancreatic cancer, PSCA is expressed in several other solid tumor indications, including gastric and prostate cancers.

About BPX-701
BPX-701 is a high affinity T cell receptor product candidate designed with the CaspaCIDe® safety switch. In preclinical studies, PRAME-specific clones showed high reactivity against a panel of PRAME positive tumor cell lines, metastatic melanoma, sarcomas and neuroblastoma tissues. In vitro study data showed that BPX-701 demonstrated strong affinity to panels of cancer cells presenting PRAME peptides and low affinity to non-tumor cells, as well as elimination of BPX-701 cells in response to rimiducid.

About Bellicum Pharmaceuticals
Bellicum is a clinical stage biopharmaceutical company focused on discovering and developing cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR-T and TCR cell therapies. More information can be found at www.bellicum.com.

Forward-Looking Statement
This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bellicum may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “designed,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our research and development activities relating to BPX-501, BPX-601, BPX-701, rimiducid, CaspaCIDe, iMC, dual switch, CAR-T and TCR programs; the effectiveness of BPX-501, BPX-601 and BPX-701, their possible ranges of application and potential curative effects and safety in the treatment of diseases, including as compared to other treatment options and competitive therapies; the timing and success of our current and planned clinical trials, including the timing of receipt of data from such clinical trials and the timing of our reports of such data; the rate and progress of enrollment in our clinical trials for BPX-501, BPX-601 and BPX-701; the expansion of or changes to our ongoing clinical trials to new indications and diseases; the timing and success of regulatory filings for BPX-501 and rimiducid; our research and development activities relating to our GoCAR-T and GoTCR technologies; the presentation of our preclinical and clinical data at medical or scientific meetings and our cash uses and cash runway. Various factors may cause differences between Bellicum’s expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s filings with the Securities and Exchange Commission, including without limitation our quarterly report on Form 10-Q for the three months ended June 30, 2018 and our annual report on Form 10-K for the year ended December 31, 2017. Any forward-looking statements that Bellicum makes in this press release speak only as of the date of this press release. Bellicum assumes no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Exhibit 99.1

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Balance Sheets
(in thousands)

			June 30,	December 31,
			2018	2017
Current Assets:
Cash and cash equivalents			$73,458	$38,839
Investment securities, available-for-sale, short-term			55,923	60,057
Receivables and other current assets			2,889	2,754

Non-Current Assets:
Investment securities, available-for-sale, long-term			—	1,368
Property and equipment, net			23,854	25,942
Restricted cash			5,902	6,190
Other assets			396	378
Total assets			$162,422	$135,528

Current Liabilities:
Accounts payable and other accrued liabilities			8,899	9,679
Other current liabilities			4,029	2,477

Long-Term Liabilities:
Other liabilities, net of current portion			36,956	38,724

Total Stockholders' Equity			112,538	84,648
Total liabilities and stockholders' equity			$162,422	$135,528

BELLICUM PHARMACEUTICALS, INC.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Grant Revenues	$362	$—	$516	$128

Operating Expenses:
Research and development	18,412	17,959	34,948	33,254
License fees	150	343	180	698
General and administrative	5,367	5,486	11,059	11,413
Total operating expenses	23,929	23,788	46,187	45,365
Operating loss	(23,567)	(23,788)	(45,671)	(45,237)

Interest expense, net of interest income	(608)	(669)	(1,344)	(1,193)
Net loss attributable to common shareholders	$(24,175)	$(24,457)	$(47,015)	$(46,430)

Net loss per share attributable to common shareholders, basic and diluted	$(0.60)	$(0.74)	$(1.27)	$(1.54)

Weighted-average common shares outstanding, basic and diluted	40,605,953	33,074,463	37,050,949	30,201,116

Exhibit 99.1

Investors:
Solebury Trout
Chad Rubin
646-378-2947
crubin@soleburytrout.com

Media:
Solebury Trout
Brad Miles
646-513-3125
bmiles@troutgroup.com

Source: Bellicum Pharmaceuticals